Exhibit 10.16

SECOND AMENDED AND RESTATED

EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”), dated as of March 2, 2015, hereby amends and restates in its entirety the Amended and Restated Employee Non-Qualified Stock Option Agreement dated May 7, 2013 (the “Existing Option Agreement”) by and between Novation Companies, Inc., a Maryland corporation (formerly known as NovaStar Financial, Inc., the “Company”) and Matthew Lautz (the “Optionee”).

WHEREAS, pursuant to the terms of the Company’s 2004 Incentive Stock Plan, as amended and restated (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that the Optionee is to be granted an option to purchase a specified number of shares of the Company’s common stock on the terms and conditions set forth herein;

WHEREAS, the Optionee is now an employee of the Company or a Subsidiary of the Company, as defined in the Plan (a “Subsidiary”);

WHEREAS, as of the date hereof, the Optionee has not exercised the option, and the Committee desires to amend and restate the Existing Option Agreement regarding accelerated vesting on change of control (and other events) of the Company or Corvisa, LLC, a Subsidiary (“Corvisa”), to provide for extended exercisability of the option after certain types of termination of employment, and to make certain other conforming changes; and

WHEREAS, the Company and the Optionee desire to enter into this Agreement for the purpose of memorializing the terms and conditions of the option.

NOW, THEREFORE, the Company and the Optionee agree as follows:

1.    Grant Subject to Plan. The Option (as defined below) is expressly subject to all terms and provisions of the Plan, and the terms and provisions of such Plan are incorporated herein by reference. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

2.    Number of Shares and Option Price. Pursuant to the action of the Committee, which action was effective on October 3, 2012 (the “Date of Grant”), the Optionee is hereby granted a non-qualified stock option (the “Option”) to purchase two hundred thousand (200,000) shares of the Company’s common stock (the “Option Shares”), at the purchase price of Sixty Cents ($0.60) per share (the “Option Price”). The Option Price is equal to or greater than the price at which the Company’s common stock was last sold as quoted on the Pink Sheets of the OTC on the Date of Grant.

3.    Period of Option. The term of the Option and of this Agreement shall commence on the Date of Grant and, subject to earlier termination as provided herein, shall terminate upon the expiration of ten (10) years from the Date of Grant. Upon termination of the Option, all rights of the Optionee hereunder shall cease.

4.    Conditions of Exercise; Performance Vesting. This Option may be exercised, in whole or in part at any time, or from time to time, up to ten (10) years from the Date of Grant, but only during the period in which such Option remains exercisable as herein provided. The Option Shares shall vest as follows:
a.)    Seventy-Five Thousand (75,000) shares vested immediately upon grant on October 3, 2012;

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b.)    Fifty Thousand (50,000) shares on Optionee’s successful and timely completion of the software design plan and solutions (including successful testing and initial client rollout) regarding cloud and mobile recording, phonetic search and Salesforce.com integration for Corvisa on or prior to October 3, 2013 (as determined by the Committee, in its sole discretion, but in any case (except as provided below) not vesting prior to October 3, 2013); and
c.)    Seventy-Five Thousand (75,000) shares on the first to occur, on or prior to October 3, 2015, of Corvisa realizing a monthly profit of $350,000 (determined in accordance with GAAP) or more for three consecutive months (as determined by the Committee, in its sole discretion, but in any case (except as provided below) not vesting prior to October 3, 2013).
5.    Nontransferability of Option. Other than a transfer as described in Section 5(c) of the Plan or otherwise in the discretion of the Administrator pursuant to Section 5(c) of the Plan, the Option and this Agreement shall not be transferable.

6.    Exercise of Option. The Option may be exercised as described in Section 5 of the Plan or in the following manner: the Optionee, or the person or persons having the right to exercise the Option upon the death or Disability of the Optionee, shall deliver to the Company written notice specifying the number of Option shares which he or she elects to purchase, together with either (i) cash, (ii) shares of Company common stock having a Fair Market Value determined as of the date of exercise, (iii) cancellation of any indebtedness owed by the Company to the Optionee, or (iv) any combination of the above, the sum of which equals the total price to be paid upon the exercise of the Option, and the stock purchased shall thereupon be promptly delivered. The Optionee will not be deemed to be a holder of any shares pursuant to exercise of the Option until the date of issuance to him or her of a stock certificate for such shares and until the shares are paid in full.

7.    Adjustment for Changes in Capitalization. As described in Section 3(d) of the Plan, in the event of any extraordinary corporate changes occurring after the date hereof, the Administrator shall make adjustments to the Option as set forth therein.

8.    Termination by Death. If the Optionee’s service with the Company (and/or any Subsidiary, as the case may be, such that Optionee is no longer employed by either the Company or any Subsidiary) terminates by reason of the Optionee’s death, then the vesting of the Option shall be accelerated and the full number of then-unexercised Option Shares shall become exercisable in full by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of twelve (12) months or until the expiration of the stated term of such Option, whichever period is shorter.

9.    Termination by Reason of Disability. If the Optionee’s service with the Company (and/or any Subsidiary, as the case may be, such that Optionee is no longer employed by either the Company or any Subsidiary) terminates by reason of the Optionee’s Disability as defined in Section 3.5 of the Employment Agreement entered into between the Company and the Optionee on March 2,2012 (the “Employment Agreement”), then the vesting of the Option shall be accelerated and the full number of then-unexercised Option Shares shall become exercisable in full by the Optionee, for a period of twelve (12) months from the date of such termination of employment or until the expiration of the stated term of such Option, whichever period is shorter; provided, however, that if the Optionee dies within such twelve (12) month period and prior to the expiration of the stated term of such Option, such Option may thereafter be exercised for a period of twelve (12) months from the date of death or until the expiration of the stated term of such Option, whichever period is shorter.

10.    Termination for Cause. If the Optionee’s employment with the Company (and/or any Subsidiary, as the case may be, such that Optionee is no longer employed by either the Company or any

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Subsidiary) is terminated by the Company for “Cause” as defined in Section 3.1 of the Employment Agreement, then the Option shall terminate and no longer be exercisable by the Optionee.
11.    Termination for Good Reason. If the Optionee’s employment with the Company (and/or any Subsidiary, as the case may be, such that Optionee is no longer employed by either the Company or any Subsidiary) is terminated by him for “Good Reason” as defined in Section 3.6 of the Employment Agreement, the Option may be exercised to the extent it has become exercisable by the Optionee at the time of such termination, for a period of three (3) years from the effective date of such termination of employment or until the expiration of the stated term of such Option, whichever period is shorter. Notwithstanding the foregoing, a termination of employment by Optionee for Good Reason shall not be considered as having occurred for purposes of this Agreement unless the Optionee provides written notice the Company of the events or conditions constituting Good Reason, specifying that the Optionee believes such events or conditions constitute Good Reason, and (if such events or conditions can be remedied) the Company has been afforded a period of at least fifteen (15) days following delivery of such notice to remedy the events or conditions constituting Good Reason and has not done so to the reasonable satisfaction of the Optionee.

12.    Termination Without Cause. If the Optionee’s employment with the Company (and/or any Subsidiary, as the case may be, such that Optionee is no longer employed by either the Company or any Subsidiary) is terminated by the Company without Cause, the Option may be exercised to the extent it has become exercisable at the time of such termination, for a period of three (3) years from the effective date of such termination of employment or until the expiration of the stated term of such Option, whichever period is shorter.

13.    Retirement. If the Optionee resigns from the Company (and/or any Subsidiary, as the case may be, such that the Optionee is no longer employed by either the Company or any Subsidiary) after reaching (i) the age of 65 following a term of employment with the Company or any Subsidiary for a continuous period of 10 years or more or (ii) the age of 55 following a term of employment with the Company or any Subsidiary for a continuous period of 20 years or more (“Retirement”), the then-unvested portion of the Option, if any, shall continue to vest in accordance with its terms without giving any effect to such Retirement. Notwithstanding the foregoing, vesting of the Option after Retirement shall cease (and the unvested portion of the Option shall be forfeited) if, after such Retirement, the Committee determines in good faith that the Optionee has breached any of his obligations to the Company or any Subsidiary or otherwise taken any willful action that has had a significant adverse effect upon the Company or any Subsidiary. Upon Retirement, the Option may be exercised for a period of three (3) years (x) after the date of such Retirement, with respect to the amount of the Option vested upon such date or (y) after the date of vesting, with respect to the amount of the Option which is unvested at the time of Retirement but which becomes vested after Retirement, subject in both cases to the expiration of the stated term of such Option.

14.    Change of Control. The rights of the Optionee in the event of a Change of Control of the Company or Corvisa shall be determined in accordance with Section 10(g) of the Plan (as amended and restated March 2, 2015), as supplemented by this Section 14. The Optionee expressly consents to such Section 10(g) and to the definition of “Change in Control” in Section 1, paragraph (6)(b) and the terms and conditions of the Plan (as amended and restated March 2, 2015). In addition to the foregoing, the following definition of “Change of Control” shall apply with respect to Corvisa only:
i) all of the equity interests, or substantially all of the assets, of Corvisa are sold to any person that is not directly or indirectly controlling, controlled by, or under common control with, the Company (a “Third Party”). For the purposes of the foregoing sentence, “control” of an entity means (A) the right, contractual or otherwise, to, directly or indirectly, manage such entity or substantially all of its assets, or (B) the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests of such entity having ordinary voting power; or

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ii) Corvisa is merged with and into a Third Party and does not retain its separate legal existence; or

iii) Corvisa is no longer considered a “Subsidiary” of the Company, as defined in the Plan.

15.    Other Termination. If the Optionee’s service with the Company (and/or any Subsidiary, as the case may be, such that Optionee is no longer employed by either the Company or any Subsidiary) terminates for any reason other than in connection with a Change of Control (as described in Section 14), due to Retirement (as described in Section 13), or for death, Disability, by the Company for Cause or without Cause, or by the Optionee for Good Reason, the Option may be exercised to the extent it has become exercisable at the time of such termination, for a period of three (3) years from the date of such termination or until the expiration of the stated term of the Option, whichever period is shorter; provided, however, that if the Optionee dies within such three (3) year period and prior to the expiration of the stated term of such Option, such Option may thereafter be exercised to the extent it has become exercisable for a period of three (3) months from the date of death or until the expiration of the stated term of the Option, whichever period is shorter.

16.    Option Not an Incentive Stock Option. It is intended that the Option shall not be treated as an incentive stock option under Section 422 or the Internal Revenue Code of 1986, as amended.

17.    No Contract of Employment. Nothing contained in this Agreement shall be considered or construed as creating a contract of employment for any specified period of time.

18.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

19.    Entire Agreement; Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referred hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between the Optionee and the Company to the extent that any such agreements or understandings conflict with the terms hereof. This Agreement replaces and supersedes the Existing Option Agreement in its entirety.

20.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law, which might otherwise apply.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

NOVATION COMPANIES, INC.

/s/ Rodney E. Schwatken
Name:	Rodney E. Schwatken
Title:	Senior Vice President, Treasurer/Secretary

OPTIONEE

/s/ Matthew Lautz
Matthew Lautz

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